EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

SCICLONE PHARMACEUTICALS INTERNATIONAL LIMITED
SCICLONE PHARMACEUTICALS ITALY SRL
SCICLONE PHARMACEUTICALS INTERNATIONAL CHINA HOLDING LTD
SCICLONE PHARMACEUTICALS (CHINA) LTD
SCICLONE PHARMA LIMITED
PRODUCTS ACQUISITION INTERNATIONAL LTD
SCICLONE PHARMACEUTICALS HONG KONG LIMITED
NOVAMED PHARMACEUTICALS INC.
NOVAMED PHARMACEUTICALS (SHANGHAI) CO. LTD.